Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS FOURTH QUARTER AND FISCAL
2006 RESULTS
      CHARLOTTE, N.C., Nov. 15, 2006 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease, today announced operating results for its fourth fiscal quarter and fiscal year ended September 30, 2006.
      Fourth quarter and fiscal year highlights:
•	Net revenue increased 5.7% to $177.4 million during the fourth quarter, and increased 5.1% to $706.4 million during the fiscal year.

•	Adjusted EBITDA for the fourth quarter totaled $25.7 million. Adjusted EBITDA for the fiscal year increased 2.8% to $96.9 million.

•	Adjusted admissions increased 1.9% for the quarter and 4.3% for the fiscal year.
Fourth Quarter 2006 Results
      MedCath’s net revenue increased 5.7% to $177.4 million in the fourth quarter of fiscal 2006 from $167.9 million in the fourth quarter of fiscal 2005. Income from operations was $15.7 million in the fourth quarter of fiscal 2006, compared to income from operations of $10.2 million in the fourth quarter of fiscal 2005. Adjusted EBITDA increased 9.4% to $25.7 million from $23.5 million, and income from continuing operations was $4.5 million, or $0.23 per diluted share, in the fourth quarter of fiscal 2006, compared to loss from continuing operations of $(89,000), or $(0.00) per diluted share, in the fourth quarter of fiscal 2005.
      During fiscal 2006, MedCath sold one hospital and announced its intent to sell another hospital. As a result, both of these hospitals are now reflected as discontinued operations in the 2006 and 2005 results.

      MedCath’s fourth quarter 2006 results contain the following unusual items. Per share amounts reflect minority interest expense, where applicable, and income taxes:
•	Reimbursement adjustments that had a $1.8 million favorable impact to net revenue and Adjusted EBITDA and a $910,000 favorable impact to income from continuing operations, or a net impact of $0.04 per diluted share.

•	A $230,000, or a net impact of $0.01 per diluted share, unfavorable adjustment to Adjusted EBITDA and a $140,000 unfavorable adjustment to income from continuing operations as a result of a settlement related to prior period rebate expenses.
      In comparison, MedCath’s fourth quarter of fiscal 2005 financial results were impacted by certain items that collectively had a $1.1 million favorable impact to Adjusted EBITDA and a $2.1 million unfavorable impact to income from continuing operations, or a net impact of $0.12 per diluted share.
      Share-based compensation expense totaled $840,000 in the fourth quarter of 2006, compared to $1.5 million in the fourth quarter of 2005. Adjusted EBITDA disclosed above does not include this expense but the expense is included as a component of income from continuing operations.
Fiscal 2006 Results
      For the fiscal year, MedCath’s net revenue increased 5.1% to $706.4 million from $672.0 million in fiscal 2005. Income from operations was $47.5 million in fiscal year 2006, compared to income from operations of $54.7 million in fiscal 2005. Adjusted EBITDA increased 2.8% to $96.9 million from $94.2 million, and income from continuing operations was $6.7 million, or $0.34 per diluted share, in fiscal 2006, compared to income from continuing operations of $7.6 million, or $0.39 per diluted share, in fiscal 2005.
MedCath’s fiscal 2006 results contain the following unusual items. Per diluted share amounts reflect minority interest expense, where applicable, and income taxes:
•	Reimbursement adjustments that had a $1.4 million unfavorable impact to net revenue and Adjusted EBITDA and a $700,000 unfavorable impact to income from continuing operations, or a net impact of $0.04 per diluted share.

•	A $1.1 million, or net impact of $0.03 per diluted share, increase in other operating expense related to executive severance.

•	A $230,000, or a net impact of $0.01 per diluted share, unfavorable adjustment to Adjusted EBITDA and a $140,000 unfavorable adjustment to income from continuing operations as a result of a settlement related to prior period rebate expenses.

•	A $450,000, or $0.01 per diluted share, expense related to the impairment of a workforce management system that the Company has decided to not implement.

•	A net $1.4 million, or $0.04 per diluted share, increase in other income related to the settlement of a legal dispute. This settlement is net of related legal expenses.

•	A $1.4 million, or net impact of $0.04 per diluted share, increase in interest expense related to the expensing of deferred loan acquisition costs associated with the prepayment of $11.9 million of senior notes and $58.0 of bank debt.
      In comparison, MedCath’s fiscal 2005 financial results were impacted by certain items that collectively had a $1.1 million favorable impact to Adjusted EBITDA and a $2.1 million unfavorable impact to income from continuing operations, or a net unfavorable impact of $0.10 per diluted share.
      Share-based compensation expense totaled $13.2 million in fiscal 2006, compared to $1.5 million in fiscal 2005. Adjusted EBITDA disclosed above does not include this expense but the expense is included as a component of income from continuing operations.
      “During this fiscal year, we put in place several operating initiatives that allowed us to exceed our net revenue, Adjusted EBITDA and income from continuing operations targets,” said Ed French, president and chief executive officer. “We have also identified other areas that should provide us with opportunity to further expand market share and margins in 2007.”
Operating Statistics
      Hospital admissions for the fourth quarter of fiscal 2006 were flat compared to prior year and adjusted admissions rose 1.9% from the fourth quarter of the previous fiscal year. Same facility hospital division net revenue increased 6.3%, while same facility inpatient catheterization procedures decreased 5.7% and inpatient surgical procedures remained unchanged compared to last year.
Use of Non-GAAP Financial Measures
This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income (loss) from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; gain or loss on disposal of property, equipment and other assets; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule that accompanies this press release that reconciles Adjusted EBITDA to MedCath’s income (loss) from continuing operations.
Earnings Conference Call and Web cast
      Management will discuss and answer questions regarding MedCath’s quarterly results Thursday November 16, 2006 during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath”. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, Nov. 23, 2006. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 9786092. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations”, then clicking on “News”.
      MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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      Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
      These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Amendment No. 1 to Form S-3 filed with the Securities and Exchange Commission on October 26, 2006. A copy of this report is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov .